UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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CORELOGIC, INC.

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Fact Sheet August 4, 2020

Safe Harbor/Forward-Looking Statements Certain statements made in this presentation are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to CoreLogic, Inc.’s (“CoreLogic”, the “Company” or “us”) expected financial results; overall mortgage market volumes; market opportunities; shareholder value creation; statements regarding our strategic plans or growth strategy; and the near and long-term consequences of the unsolicited proposal we received from Cannae Holdings, Inc. (“Cannae”) and Senator Investment Group, LP (“Senator”) on June 26, 2020 (the “Unsolicited Proposal”). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include the risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K, as such risk factors may be amended, supplemented, or superseded from time to time by other reports we file with the SEC. These risks and uncertainties include but are not limited to: any potential developments related to the Unsolicited Proposal; any impact resulting from COVID-19; our ability to protect our information systems against data corruption, cyber-based attacks or network security breaches; limitations on access to or increase in prices for data from external sources, including government and public record sources; systems interruptions that may impair the delivery of our products and services; changes in applicable government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including with respect to consumer financial services and the use of public records and consumer data; difficult conditions in the mortgage and consumer lending industries and the economy generally; risks related to the outsourcing of services and international operations; our ability to realize the anticipated benefits of certain acquisitions and/or divestitures and the timing thereof; impairments in our goodwill or other intangible assets; and our ability to generate sufficient cash to service our debt. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures This presentation contains certain non-GAAP financial measures, such as adjusted EBITDA and adjusted EPS, which are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the most directly comparable GAAP financial measure. These non-GAAP measures are not in accordance with, or a substitute for, U.S. GAAP. With respect to historical non-GAAP financial measures, a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is included in the appendix to this presentation. The Company believes that its presentation of these non-GAAP measures provides useful supplemental information to investors and management regarding the Company’s financial condition and results of operations. Adjusted EBITDA is defined as net income from continuing operations adjusted for interest, taxes, depreciation and amortization, share-based compensation, non-operating gains/losses, and other adjustments. Adjusted EPS is defined as diluted income from continuing operations, net of tax per share, adjusted for share-based compensation, amortization of acquisition-related intangibles, non-operating gains/losses, and other adjustments; and assumes an effective tax rate of 26% for 2020. Other firms may calculate non-GAAP measures differently than the Company, which limits comparability between companies. Because the non-GAAP measures with respect to future periods included herein are forward-looking, the Company is not able to provide a reconciliation, without unreasonable efforts, of its forward-looking guidance of adjusted EBITDA or adjusted EPS to the most directly comparable GAAP financial measure due to the unknown effect, timing, and potential significance of special charges or gains that are material to the comparable GAAP financial measure. Important Additional Information and Where to Find It In connection with any special meeting of shareholders (“Special Meeting”) called by the Company’s board of directors at the valid request of Senator and Cannae and certain of their affiliates, or other shareholders of the Company, who together own not less than 10% of the outstanding shares entitled to vote at the Special Meeting, the Company will file a proxy statement (the “Special Meeting Proxy Statement”), together with a WHITE proxy card, with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any solicitation to, among other things, remove directors in furtherance of the Unsolicited Proposal (the “Solicitation”). SHAREHOLDERS ARE URGED TO READ THE SPECIAL MEETING PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain, free of charge, copies of the Special Meeting Proxy Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the Company with the SEC in connection with the Solicitation at the SEC’s website (http://www.sec.gov), at the Company’s website (https://investor.corelogic.com), or by contacting Innisfree M&A Incorporated by phone toll-free at (877) 750-9498 (from the U.S. and Canada) or +1 (412) 232-3651 (from other locations), or by mail at Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York, 10022. Participants in the Solicitation The Company, its directors and certain of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Solicitation. Additional information regarding the identity of these potential participants, none of whom owns in excess of one percent (1%) of the Company’s shares, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the applicable Solicitation Statement and other materials to be filed with the SEC in connection with the Solicitation. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2020 annual meeting of shareholders (the “2020 Proxy Statement”), filed with the SEC on March 19, 2020. To the extent holdings of the Company’s securities by such potential participants (or the identity of such participants) have changed since the information printed in the 2020 Proxy Statement, such information has been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 filed with the SEC. You may obtain free copies of these documents using the sources indicated above. ©2020 CoreLogic, Inc. All Rights Reserved. 2

Our financial results are strong and business momentum is accelerating

We have delivered exceptional financial and operating results over time, including outperforming during 1H20, and are poised for an even stronger second half of the year. Accelerating growth trends, competitive wins, share gains and incremental operating leverage are driving strong cash flows, substantial capital returns and enhanced profitability – and high confidence in achieving our targets in 2021 and beyond.

Our business strategy is driving near- and long-term value

~95% of our revenue is recurring, our growth and margins have significantly increased and our financial metrics now match higher-multiple information peers. Our results are being recognized by the markets, as research analysts have significantly increased price targets and commented on how CoreLogic is poised for a re-rating of its stock.

We are providing significant transparency for our shareholders

This includes multi-year projections, margin targets, planned divestitures, capital allocation plans and information regarding interaction with Senator/Cannae. We are open to all viable opportunities to increase shareholder value.

The Senator/Cannae Misinformation Campaign

Senator/Cannae have pursued stealth accumulations and flooded the market with misleading statements and specious attacks. They have refused to deliver appropriate value for CoreLogic and, in an attempt to distract from their inferior proposal, have launched a misinformation campaign.

HERE ARE THE REAL FACTS →

©2020 CoreLogic, Inc. All Rights Reserved.

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1 VALUE Senator/Cannae claim they are offering fair value for CoreLogic, but… Senator/Cannae bought over 2 million CLGX shares on June 26th, after making their proposal, at prices as high as $68.27, making it clear they believe our shares are worth more than $65 The proposal provides no takeover premium – at our forward multiple of ~11.3x just before Senator/Cannae publicly announced their proposal, the implied stock price based on our current guidance would be nearly $65 – reflecting no takeover premium The proposal valued CoreLogic at ~13x our previous FY 2020 guidance from February. If you apply 13x to our most recent earnings guidance, which has increased 15% since they announced their proposal, our implied stock price is far in excess of $65 The Cannae/Black Knight consortium paid ~13x for Dun & Bradstreet and took a lot of value that should have gone to shareholders – following its recent IPO, D&B trades at ~18x 2021E EBITDA with 2020E revenue growth of negative 1% based on consensus estimates, compared to CoreLogic’s 2020E revenue growth of 10%(1) The Foley/Cannae network recently announced an agreement to acquire Optimal Blue, a mortgage data provider, at a substantial multiple, belying their purported concerns about the mortgage sector Senator/Cannae say their proposal reflects a “transaction multiple well above those in the industry,” but CoStar trades at over 40x 2021E EBITDA as a commercial real estate information provider and Black Knight trades at nearly 20x 2021E EBITDA The proposal fails to reflect any multiple expansion – although our revenue trajectory and margin profile are consistent with publicly traded information service providers that trade at 13x or higher, as research analysts have noted: “We argue CLGX is undervalued, owing to strong FCF and improving non-Mortgage fundamentals… we expect 1-3x multiple expansion as organic revenue growth approaches 5% and EBITDA margin reaches 35%.” -JULY 23, 2020 1. Based on consensus estimates; 2019 revenue adjusted to exclude impact of previously announced business exits (AMC transformation and exit of non-core units) ©2020 CoreLogic, Inc. All Rights Reserved. 4

2 OUR BUSINESS PLAN Senator/Cannae attack our projections as optimistic and tactical, but Since we began issuing quarterly guidance, we have met or exceeded adjusted EBITDA guidance range every single quarter We have clear line of sight on our business, given that ~95% of our revenue is recurring, underpinned by long-term customer relationships with exceptionally high renewal rates The Foley network is well aware of the continuing strength of the mortgage market – their attacks are belied by: – Foley-affiliated Black Knight recently predicted a potential $6.5 trillion(1) refinancing opportunity, which equals 4+ years of backlog(2) based on 2020 refinancing levels – Black Knight’s June 2020 Mortgage Monitor is even more bullish than the prior month – 15.6 million refinance candidates, up from 13.6 million in May – The recent announcement of an agreement to acquire Optimal Blue for $1.8 billion further demonstrates Foley’s conviction in the mortgage sector – Our market expectations, as reflected in our guidance and disclosed in our recent earnings presentation, are well within industry forecasts We are confident in our ability to achieve our 5% organic revenue growth target for 2021, with ~60% already secured by contract wins during the first half of 2020 (including four mega wins) Based on our business momentum, we announced a significant increase to our capital return program, including a 50% increase in our quarterly dividend and a $1 billion share repurchase program Bizarrely, Senator/Cannae have attacked our transparency with our shareholders (regarding publicly providing detailed guidance) as a nefarious tactical move – they appear to prefer our shareholders not have information about CoreLogic’s significant value proposition when evaluating Senator/Cannae’s proposal We have a strong track record of delivering on our financial commitments 1. Black Knight May 2020 Mortgage Monitor, published on 7/6/2020 2. Based on most recent 2020 estimates from Fannie Mae, Freddie Mac, MBA, Moody’s and Zelman available as of 7/20/2020 ©2020 CoreLogic, Inc. All Rights Reserved. 5

3 DUE DILIGENCE Senator/Cannae claim that they are being denied due diligence, but CoreLogic has essentially provided what Senator/Cannae have asked for by publicly providing multi-year guidance to all of our shareholders, including: – Publishing multi-year financial forecasts including key assumptions – Providing business segment detail – Providing information about planned divestitures, including implied margins for those businesses and for the pro forma company – Providing further details into the ongoing diversification of our revenue mix Members of our Board and management met with Senator/Cannae to discuss the value drivers behind the numbers that we have publicly disclosed – We also asked them questions about their proposal and to tell us about their committed sources of equity, which they refused Any investor – and especially Foley and Cannae with all their tentacles in the industry – can refine their views on value based on all that we have publicly disclosed $65 does not entitle Cannae to see highly-sensitive competitive information – we must protect our business and our shareholders CoreLogic’s Board is committed to delivering value to shareholders – We are open to all viable pathways to increase value – We will continue to provide substantial transparency into our business so all shareholders can see CoreLogic’s substantial value-creation potential We have provided transparency and detailed information to Senator/Cannae and all shareholders through our public disclosures ©2020 CoreLogic, Inc. All Rights Reserved. 6

4 ANTITRUST Senator/Cannae claim that antitrust concerns are irrelevant and are being instigated by CoreLogic, but The FTC reached out to CoreLogic without our prompting and launched an investigation – the FTC contacted us, not vice versa Fidelity National’s proposed acquisition of Stewart Information Services was abandoned immediately after the FTC sued to block the acquisition on competition grounds – afterward, Stewart’s stock was substantially damaged, having lost 21% of its value (in an up market) from the announcement date in March 2018 to the termination of the deal in September 2019 Senator sought HSR clearance on June 29, 2020 to acquire additional CoreLogic shares; it appears the FTC has not granted HSR clearance to Senator and is actively investigating Senator/Cannae’s proposal Interestingly, Cannae has not submitted an HSR filing for an acquisition of CoreLogic Bill Foley and other overlapping senior executives and directors effectively exercise executive management control over the “Foley Network” of companies including Black Knight, Fidelity National, FIS and Cannae. Mr. Foley is chairman of Black Knight, FNF and Cannae, and Cannae CEO Richard Massey is on the Boards of “Foley Network” companies(1): D&B and lead “independent” director of FNF While Senator/Cannae cavalierly dismiss antitrust and competitive concerns, it seems that regulators and market participants see significant issues. CoStar’s CEO weighed in on these issues on a recent earnings call: “I had thought we were aggressive in acquiring Ten-X in a friendly deal during a lockdown. But I must say that even leaving aside the clear antitrust issues, Foley has one-upped us with the aggressiveness of seeking to operate a company acquired in a hostile takeover in the midst of a pandemic.” -ANDREW FLORANCE, COSTAR GROUP CEO, JULY 28, 2020 1. Massey resigned from the Black Knight board in July following an ISS “withhold” recommendation ©2020 CoreLogic, Inc. All Rights Reserved. 7

5 OTHER SPECIOUS ATTACKS Senator/Cannae’s misstatements in connection with their hostile bid include Share issuances: They say CoreLogic issued shares as a tactic to prevent them from reaching the 10% threshold to call a special meeting but: – The ~47,000 increase in share count (less than a 0.06% increase) resulted from ordinary course issuances under employee plans at levels consistent with prior periods – Senator/Cannae’s ability to exercise forward purchase contracts they already hold appears to be restricted as a result of the antitrust scrutiny Pre-Announcing Q2 2020 Results: Senator/Cannae paint our Q2 pre-announcement as a tactic, but: – We pre-announced earnings with no knowledge of their proposal “Undisturbed Price”: Senator/Cannae try to make their inadequate proposal seem attractive by referring to stock prices before our disclosure of substantially increased Q2 2020 results (as well as other material information about CoreLogic’s results and prospects that we recently disclosed), but: – Our stock price increased to $57.80 in after hours trading following our pre-announcement of Q2 2020 results – This stock price jump did not reflect our further increased Q2 2020 results, or our increased full year 2020 guidance, or our 2021 guidance or the substantial increase to our capital return program – Senator/Cannae realized CoreLogic’s strong Q2 guidance would significantly increase our stock price and essentially result in a zero premium bid, so they:—Rushed to publicly announce their proposal to try to claim credit for the stock price jump—Scrambled to buy shares after issuing their press release so that they actually would own the percentage of shares previously claimed in their press release—Tried to obfuscate how CoreLogic’s substantially enhanced performance and go-forward prospects demonstrate value far in excess of their proposal ©2020 CoreLogic, Inc. All Rights Reserved. 8

6 CORPORATE GOVERNANCE Senator/Cannae attack CoreLogic’s corporate governance, but The Foley group has a poor track record on corporate governance, including: – Cannae, Black Knight and Fidelity National don’t allow their shareholders to call special meetings and all three of them have classified/staggered boards(1) – The lead independent directors for the Foley network aren’t very independent—Cannae’s CEO Rick Massey is FNF’s lead director and only recently resigned from Black Knight’s board following an ISS withhold recommendation—The new lead independent director of Black Knight also serves on the boards of FNF, D&B, Foley Trasimene SPAC and ServiceLink, and holds equity stakes in FNF and Black Knight Sports and Entertainment—Frank Martire is the former Chairman and CEO of FIS and serves as an “independent” director, compensation committee chairman and audit committee member of Cannae while his son is Managing Director at Trasimene Capital Management, a Foley network entity that is Cannae’s external manager and financial advisor – Cannae seems to recognize the need to protect against tactics like those Senator/Cannae are deploying: “Our classified board structure also reduces the potential influences of certain investors and special interest groups with short-term agendas. In the past, we believe that Cannae’s common stock has traded at a discount to the company’s fair market value, and thus, a classified board structure protects the Company and its shareholders against abusive activist takeover tactics. We believe our classified board structure to be an effective means of protecting long-term shareholder interests against these types of abusive tactics.” -PROXY STATEMENT, JUNE 5, 2020 CoreLogic has shareholder-friendly corporate governance policies including annually elected directors, action by written consent, and the ability for 10% of shareholders to request a special meeting CoreLogic did not have a shareholder rights plan, but adopted a short-term plan only after it became aware of Senator/Cannae’s rapid stealth accumulation – to protect shareholders from Senator/Cannae taking over CoreLogic without paying appropriate value Senator/Cannae don’t really care about governance – they are deploying fabricated claims about governance in an attempt to distract from their inadequate proposal 1. Black Knight is in the process of de-staggering the Board, and all directors will be elected annually by 2022 ©2020 CoreLogic, Inc. All Rights Reserved. 9

CoreLogic

7 WHERE RESEARCH STANDS NOW

Senator/Cannae failed to include any of these more recent research analyst perspectives in their letter, further demonstrating their attempt to misdirect CoreLogic shareholders

SunTrust	*"We reiterate our Buy and lift our* ***PT to $80*** *(12.9x C21E EBITDA). We argue* ***CLGX is undervalued, owing to strong FCF and improving non-Mortgage fundamentals****. While the company is tied to [mortgage] volumes - and a debate will likely continue around long-term guidance – we contend new non-Mortgage wins will boost organic revenue growth and valuation.* ***CLGX trades at just 11.3x C21E EBITDA. This compares with Info Services peers trading at ~22x. We expect 1-3x multiple expansion as organic revenue growth approaches 5% and EBITDA margin reaches 35%.****"* -JULY 23, 2020
Wolfe Research	*"We roll forward our PT from YE20 to YE21 and* ***apply ~12x-13x EV/EBITDA multiple on our 2022 adj. EBITDA of $626mm*** *(~$15mm below guidance midpoint), resulting in a* ***$76 PT****. Over the upcoming quarters we will watch for evidence of organic growth and see* ***potential for a higher multiple*** *if organic/non-origination driven acceleration and/or market share traction is demonstrated."* -JULY 24, 2020
Barclays	*"If CLGX is able to meet the high end of its 2021 revenue/EBITDA guidance,* ***the stock could trade at a 1x premium to our 12x base case multiple and trade to $82/share.****"* -JULY 24, 2020
Zelman Associates	*"The company appears* ***poised for significant operational, strategic and/or financial changes that should benefit shareholders*** *one way or another, which we view as important for justifying the company's recent step-up in valuation."* -JULY 24, 2020
Stephens	*"Even if the bid comes up empty,* ***we do believe that CLGX will be better off as a company when the dust settles no matter the outcome as management has already put into motion several value creation drivers*** *(strategy in place/tied to multiyear financial targets, cleaning up the core with necessary divestitures, turbo-charging innovation, more generous capital returns, etc.) all of which should have positive and lasting LT effects."* -JULY 24, 2020
Dowling & Partners	*"As a result of the company's higher revenue base and stronger margin prospects, we have* ***increased our multiple assessments of its operations and are now estimating a fair value EV/EBITDA multiple of 12x+****. Based on these multiples and our 2021 estimates, we are projecting a 12-month forward fair value of $68.50 - $70.50/shr, with the bottom end of this range in line with current trading levels."* -JULY 24, 2020

©2020 CoreLogic, Inc. All Rights Reserved.

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CoreLogic

Outperforming Commitments

Operating Performance
FY 2011 – FY 2020E[1]

Revenue	**6% CAGR**
Adjusted EBITDA	**10% CAGR**
Adjusted EPS	**22% CAGR**
Adjusted EBITDA Margin	**~900bps**

Strong Q2 2020 results above increased guidance

- $477m revenue (10% above February guidance midpoint)
- $91m operating income
- $158m Adjusted EBITDA[2] (24% above February guidance midpoint)
- $0.73 diluted EPS

Significantly increased return of capital

- $1bn near term share repurchase plan
- 50% quarterly dividend increase

Increased 2020 guidance

- $1,860-$1,895m revenue
- $580-$600m Adj. EBITDA[3]
- $3.60-$3.75 Adjusted EPS[4] (prior to share repurchase)

Announced planned divestitures of Tenant Screening and Credit Solutions businesses

- Increases Adjusted EBITDA margin to ~35% pro forma
- Increases non-mortgage revenue % to 45%

1. Based on midpoint of FY 2020 Guidance; does not reflect impact of announced divestitures or $1 billion share repurchase program
2. Adjusted EBITDA is a non-GAAP financial measure. For the definition of Adjusted EBITDA, see "Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures" on page 2. For a reconciliation to the most directly comparable GAAP measures, see the reconciliations included in the appendix
3. Adjusted EBITDA is a non-GAAP financial measure. For the definition of Adjusted EBITDA, see "Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures" on page 2.
4. Adjusted EPS is a non-GAAP financial measure. For the definition of Adjusted EPS, see "Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures" on page 2.

©2020 CoreLogic, Inc. All Rights Reserved.

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CoreLogic

Poised for Exceptional Value Creation

- High visibility into 5% organic growth in 2021 **with ~60% already secured by contract wins**
- **~95% recurring revenue**
- Planned divestitures with high mortgage market sensitivity **will accelerate revenue mix toward 50% non-mortgage**
- Accelerating margin expansion: **~35% Adjusted EBITDA margin in 2020** (pro forma for divestitures), and expect continued margin expansion of ~40bps per annum
- Expected share repurchases of **$500 million in FY 2020, $300 million in FY 2021 and $200 million in FY 2022** – expected to be 10%+ accretive to adjusted EPS in FY 2021
- **Free cash flow conversion of 60%+**
- **50% increase in quarterly dividend**
- Significant broad-based market share gains – expanded client solutions and new product revenue growth in core mortgage and real estate; **strategic "Mega" wins in Insurance & Spatial and Mortgage**

A Clear Path to Value Well in Excess of $65/Share Proposal

2021 Adjusted EBITDA[1] guidance
$595-615m

Net Debt
$1.4bn[2]

Share Count
~79.5m[2]

Potential for **multiple expansion** based on transformed business, leading market position and strong financial profile

- Publicly traded **information services providers with similar growth and margin profiles trade at 13x+**
- Each 1x of multiple expansion adds **~$7/share** to our stock price

1. Adjusted EBITDA is a non-GAAP financial measure. For the definition of Adjusted EBITDA, see "Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures" on page 2.
2. As of 6/30/2020.

©2020 CoreLogic, Inc. All Rights Reserved.

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Appendix

CoreLogic Consolidated Historical Results ($ in millions, unaudited) Q3 2017 Q4 2017 Q1 2018 Q2 2018 Q3 2018 Q4 2018 Q1 2019 Q2 2019 Q3 2019 Q4 2019 Q1 2020 Q2 2020 Net Income/(Loss) from Continuing $ 30.8 $ 64.8 $ 28.4 $ 58.5 $ 22.5 $ 13.0 $ 1.7 $ (5.5) $ 40.5 $ 30.1 $ 33.8 $ 59.0 Operations Income Taxes 11.7 (18.6) (0.6) 18.3 20.8 7.8 0.9 (14.9) 14.7 8.7 13.1 22.0 Share-based Compensation 8.6 6.3 8.7 11.1 9.8 7.6 9.9 7.9 9.1 9.4 8.1 13.8 Non-Operating (Gains)/Losses 23.5 (2.0) 0.9 (2.8) (1.4) (16.5) 2.5 17.9 (1.2) 7.0 3.3 (6.2) Efficiency Investments and other 1.1 0.0 0.5 4.7 6.6 9.2 13.0 12.6 6.4 7.6 5.0 6.7 Transaction Costs 1.0 2.1 2.0 2.6 2.1 4.6 1.7 1.9 1.7 1.9 2.5 (2.5) Depreciation and Amortization 45.3 46.1 46.1 47.4 48.5 50.0 49.2 47.1 45.7 45.7 46.8 46.7 Impairment Loss — ——7.6—47.8 0.1 — 1.2 Interest Expense 16.3 17.8 17.2 18.8 19.1 19.0 18.7 19.2 19.5 18.7 17.8 17.6 Amortization of Acquired Software (Equity in 0.3 0.2 0.2 0.2 0.2 0.2 0.1 0.1 0.1 0.1 —earnings of Affliates) Adjusted EBITDA $ 138.7 $ 116.7 $ 103.4 $ 158.8 $ 128.3 $ 102.5 $ 97.8 $ 133.9 $ 136.6 $ 129.2 $ 130.4 $ 158.2

CoreLogic